                                                                    Exhibit 99.1


                               Fulton Financial
                               ----------------
                                  CORPORATION


FOR IMMEDIATE RELEASE                            Contact: Laura J. Wakeley
(Full text available on PR Newswire)             Phone:   717-291-2739


               Fulton Financial Corporation Completes Acquisition
                       of Drovers Bancshares Corporation

     (July 2) -- Lancaster, PA -- Fulton Financial Corporation (Nasdaq: FULT), effective July 1, completed its acquisition of Drovers Bancshares Corporation (Nasdaq: DROV), based in York, Pennsylvania. Under the terms of the definitive merger agreement, Drovers shareholders will receive 1.302 shares of Fulton Financial common stock for each Drovers Bancshares common stock share. Based on the $20.46 per share closing price of Fulton Financial stock on June 29, 2001, the transaction is valued at approximately $137.6 million. Drovers Bancshares has approximately 5.2 million shares of common stock outstanding. The acquisition was accounted for as a pooling of interests.

     It is anticipated that, effective August 25, 2001, Drovers Bancshares' sole banking subsidiary, The Drovers & Mechanics Bank, also based in York, will be merged into Fulton Bank, Fulton Financial Corporation's largest banking subsidiary. The branches of the former Drovers & Mechanics Bank will then be operated as "Drovers Bank, a Division of Fulton Bank."

     "We are pleased to welcome Drovers Bank to the Fulton Financial family," said Rufus A. Fulton, Jr., chairman and chief executive officer of Fulton Financial Corporation. "This is a natural fit for both companies. Both have developed a solid record for providing high levels of banking service, and in delivering real banking value, at a local, grassroots level. We are pleased to welcome Drovers' employees to the Fulton team, and we will work together to exceed our customers' expectations."

     "Our union with Fulton will enable us to provide additional banking value and convenience for our customers," said A. Richard Pugh, Drovers' chairman, president and chief executive officer. "Our employees are pleased to be able to continue the personalized customer relationships we have developed through the years while offering an enhanced array of products and services available through a larger bank."

     At the time the acquisition was completed, Drovers Bank had approximately $825 million in assets, and operated 16 community banking offices in York County, one community banking office in Frederick County, Maryland, and a loan production office in Cumberland County, Pennsylvania. Effective July 1, ownership of the Frederick County branch office was transferred to Hagerstown Trust, another Fulton Financial subsidiary.

     Fulton Financial Corporation now has approximately $7.5 billion in assets and operates 196 offices in Pennsylvania, Maryland, Delaware and New Jersey through the following banking affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank of Gloucester County, Woodbury, NJ; The Woodstown National Bank, Woodstown, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ and The Drovers & Mechanics Bank, York, PA. Residential mortgage lending is offered by all banks through the Fulton Mortgage Company.

     The Corporation's financial services affiliates include Fulton Financial Advisors,

N.A., Lancaster, PA; Fulton Insurance Services Group Inc., Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, Inc., West Conshohocken, PA.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability to achieve anticipated merger related operational efficiencies, the ability to enhance revenues through increased market penetration, expanded lending capacity and product offerings and other risks detailed from time to time in Fulton's and Drovers' SEC filings, including forms 10-Q and 10-K (copies of which are available from Fulton without charge in hard copy or online at www.sec.gov). Fulton disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

2001                             # # #